Exhibit 10.1

ADDENDUM NO. 2

TO

STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE - NET

THIS ADDENDUM NO. 2 TO STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE – NET (“Addendum”) is made as of June 9, 2009, between DEL MONICO INVESTMENTS, INC., a California corporation (“Lessor”), and ENDOLOGIX, INC., a Delaware corporation (“Lessee”), with reference to the following facts:

A. Lessor and Lessee are parties to that certain Standard Industrial/Commercial Single-Tenant Lease - Net dated as of November 2, 2004 (the “Original Lease”), as amended by Addendum No. 1 attached thereto and dated concurrently therewith (the “First Addendum”), which provides for Lessee’s rental from Lessor of the premises located at 11 Studebaker, Irvine, California (the “Premises”). The Original Lease and First Addendum are collectively referred to herein as the “Lease Agreement”.

B. The Original Term of the Lease Agreement is scheduled to expire on March 31, 201 0, and the parties now wish to provide for the terms and conditions of Lessee’s extension of the Original Term. Lessee has elected not to exercise either the “First Option” or the “Second Option” provided for in Paragraph 59 of the First Addendum.

C. Defined terms used in this Addendum shall, unless otherwise stated, have the same meanings as are contained in the Lease Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1. Extension. The Original Term, presently scheduled to expire on March 31, 2010, shall be extended for an additional seventeen (17) months, so that it will instead expire on August 31, 2011, unless earlier terminated pursuant to any provision of the Lease Agreement or this Addendum. The period from April 1, 2010 through August 31, 2011 shall be referred to herein as the “Extension Period”. Lessee shall have no right or option to extend the Extension Period beyond August 31, 2011, except as provided in Paragraph 5 below.

2. Base Rent. The Base Rent for Lessee’s rental of the Premises during the Extension Period shall be $29,015 per month. Base Rent for any partial calendar month shall be prorated based on the actual number of days in the calendar month.

3. Other Charges. In connection with Lessee’s rental of the Premises during the Extension Period, and in addition to Lessee’s payment of Base Rent, Lessee shall be responsible for payment of all categories of expenses pursuant to the Lease Agreement that Lessee was obligated to pay during the Original Term.

4. “As Is” Condition. Paragraph 54.2 of the First Addendum (pertaining to the “As Is” Condition of the Premises) and Exhibit B (the “Tenant Improvement Construction Addendum”) shall be inapplicable to Lessee’s rental of the Premises during the Extension Period. Lessee shall accept the Premises in their then “as is” physical condition as of the commencement date of the

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Extension Period, without any obligation on Lessor’s part to make any alterations, additions, repairs or provide any tenant improvements or allowance in lieu thereof, except as follows: (a) Lessor shall use commercially reasonable efforts to investigate the cause of water penetration through the warehouse slab and if, as a result of such investigation, it is determined that repairs are required, the responsibility for making the repair and bearing the cost of the repair, as between Lessor and Lessee, shall be determined in accordance with the terms of the Lease Agreement; and (b) Lessor shall use commercially reasonable efforts to investigate the status of the roof and if, as a result of such investigation, it is determined that roof repairs are necessary notwithstanding Lessee having fulfilled its obligations under Paragraphs 7.1(a) and (b) of the Original Lease, Lessor at Lessor’s expense shall make the repairs at its expense, but should it be determined that Lessee has not fulfilled its obligations under the Lease Agreement, then Lessee at Lessee’s expense shall bear the cost of the repairs, as required under the Lease Agreement.

5. New Options to Renew. Lessor hereby grants to Lessee two (2) consecutive options to extend the Extension Period beyond August 31, 2011, each option being for a period of twelve (12) months, on all of the terms and conditions set forth in Paragraph 59 of the First Addendum, except that: (A) references therein to the “Original Term” shall mean the Extension Period; (B) references therein, and elsewhere in the Lease Agreement, to the “First Option” and “First Option Period” shall mean the period from September 1, 2011 through August 31, 2012, and to the “Second Option” and the “Second Option Period” shall mean the period from September 1, 2012 through August 31, 2013, and to the “Option Period” or “Option Periods” shall mean the options granted in this Paragraph 5; (C) Paragraph 59.3 is hereby superseded by the agreement that the Base Rent during the First Option Period shall be $29,885 per month, and the Base Rent during the Second Option Period shall be $30,782 per month; and (D) Paragraph 59.2 is hereby superseded by the agreement that Lessee shall exercise the First Option and Second Option, if at all, by Lessee delivering written notice to Lessor no earlier than six (6) months and no later than three (3) months prior to the date that the First Option Period or Second Option Period, as the case may be, shall be scheduled to commence. Lessee shall have no right or option to extend or renew its rental of the Premises beyond August 31, 2013.

6. Brokers. Lessee represents and warrants to Lessor that no broker or finder has been engaged by Lessee in connection with the transaction contemplated by this Addendum other than Studley, Inc. Lessee agrees to pay any and all claims for brokers’ fees or commissions claimed by any broker who asserts that it was engaged by Lessee in connection with the negotiation, execution or consummation of this Addendum, other than Studley, Inc.

7. Ratification. Except as otherwise provided in this Addendum, all of the terms, definitions, covenants and conditions of the Lease Agreement are hereby ratified, confirmed and remain in full force and effect, and are incorporated into this Addendum, and shall be applicable to Lessee’s rental of the Premises during the Extension Period. This Addendum and the Lease Agreement supersede in their entirety any and all prior oral and written agreements, letters and understandings of the parties with respect to the Premises, including without limitation Lessee’s broker’s letter dated June 3, 2009 addressed to Lessor. This Addendum may be signed by the parties in counterpart copies, and any party may deliver its signature by facsimile or electronic (PDF) transmission.

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IN WITNESS WHEREOF, this Addendum is made as of the date first written above.

LESSOR:	DEL MONICO INVESTMENTS, INC.,
a California corporation

	By:	/s/ Richard Goldberg
Richard Goldberg
Chief Operating Officer

LESSEE:	ENDOLOGIX, INC.,
a Delaware corporation

By:
Name:
	Title:	Chairman of the Board/
President/Vice President
[Circle One]

	By:	/s/ Robert J. Krist
	Name:	Robert J. Krist
	Title:	Secretary/Assistant
Secretary/Chief Financial/
Officer/Assistant Treasurer
[Circle One]

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